Exhibit 21

SUBSIDIARIES OF MEIRAGTX HOLDINGS PLC

Legal Name of Subsidiary	Jurisdiction of Organization
BRI-Alzan, Inc.	Delaware
MeiraGTx B.V.	Netherlands
MeiraGTx Netherlands B.V.	Netherlands
MeiraGTx Limited	England and Wales
MeiraGTx, LLC	Delaware
MeiraGTx UK Limited	England and Wales
MeiraGTx UK II Limited	England and Wales
MeiraGTx Ireland DAC	Ireland
MeiraGTx Neurosciences, Inc.	Delaware
MeiraGTx Bio Inc.	Delaware
MeiraGTx Belgium	Belgium
MeiraGTx Therapeutics, Inc.	Delaware
MeiraGTx Neuro I, LLC	Delaware
MeiraGTx Neuro II, LLC	Delaware
MeiraGTx Manufacturing Limited	England and Wales
MeiraGTx Ocular UK Limited	England and Wales
MeiraGTx Gene Regulation Limited	England and Wales
MeiraGTx Neuro UK Limited	England and Wales

MeiraGTx Cell TherapiesFrance